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                                                                    EXHIBIT 11.1

                                VIASAT, INC.

                CALCULATION OF PRO FORMA NET INCOME PER SHARE

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
                                                               THREE MONTHS
                                                YEAR ENDED        ENDED
                                                 MARCH 31,       JUNE 30,
                                                   1996            1996
                                                ----------     ------------
Pro Forma Net Income Per Share Calculation:
Net Income ...................................  $1,633,000      $  478,000
                                                ==========      ==========
Weighted average common shares outstanding ...   3,341,184       3,386,396
Assumed conversion of preferred shares .......   2,365,538       2,365,538
Other common stock equivalents ...............      76,021          76,021
Effect of shares issued and options granted
  at less than the offering price ............     218,151         175,155
                                                ----------      ----------
Pro forma shares outstanding .................   6,000,894       6,003,110
                                                ==========      ==========
Pro forma net income per share ...............       $0.27           $0.08
                                                ==========      ==========
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